Exhibit 1

Group Member	Number of Shares and Class

James C. Justice III 302 S. Jefferson Street Roanoke, VA 24011	OP Units convertible into 215,972 shares of Common Stock (See James C. Justice III cover page for additional information)

James C. Justice II 302 S. Jefferson Street Roanoke, VA 24011	OP Units convertible into 1,096,515 shares of Common Stock (See James C. Justice II cover page for additional information)

Justice Coal of Alabama, LLC c/o James C. Justice III, Executive Vice President 302 S. Jefferson Street Roanoke, VA 24011 Alabama limited liability company	OP Units convertible into 592,460 shares of Common Stock

Justice Farms of North Carolina, LLC c/o James C. Justice III, Executive Vice President 302 S. Jefferson Street Roanoke, VA 24011 Virginia limited liability company	OP Units convertible into 360,267 shares of Common Stock

James C. Justice Companies, Inc. c/o James C. Justice III, Executive Vice President 302 S. Jefferson Street Roanoke, VA 24011 Delaware corporation	OP Units convertible into 143,788 shares of Common Stock